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AVEC Corporation
info@aveccorporation.com

AVEC Corporation Acquires New Solar Related Patent Rights For Solar Sun Systems.

Dubai – October 31, 2011 - AVEC Corporation ("AVEC") (Pinksheets: AVEC) (Frankfurt: BAE1) announced today it has acquired marketing rights to solar industry patents that complement its portfolio and now completes the ability to “turn key” its products in the heart of the world solar belt, which is centered in the GCC Countries where it is based.

The most favourable belt. This belt, lying between latitudes 15°N, and 35°N, embraces the regions that are naturally endowed with the most favourable conditions for solar energy applications. These semi-arid regions are characterized by having the greatest amount of solar radiation, more than 90% of which comes as direct radiation because of the limited cloud coverage and rainfall (less than 250 mm per year). Moreover, there is usually over 3,000 hours of sunshine per year.

The Company will concentrate its manufacturing and marketing to this region where Solar products and systems with our efficiency are able to produce profits and consumer benefits without the need for Government subsidies.

Countries of the GCC offer direct low cost manufacturing investment currently superior to any other region of the world and therefore will provide a new manufacturing base of “non hydrocarbon products” which are exportable as well to many regions including Asia and Africa thereby providing new high quality jobs for Nationals of the respective host countries.

The countries of the GCC region are : Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and United Arab Emirates.

About AVEC Corporation

AVEC Corporation (AVEC) is a global solutions provider that owns, develops, invests in and licenses revolutionary technologies including internal combustion engine and electric power generator technologies that have unlimited potential in military, industrial and commercial applications. AVEC and its partners are positioned to become unrivalled leaders in international engine and energy markets with technologies that produce more efficient, cost effective, environmentally sensitive and versatile solutions for use in a wide variety of important applications around the world.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward- looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, product defects and any related product recall; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors and risks mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For further information, please contact:

Samuel Higgins, Chairman
AVEC Corporation
info@aveccorporation.com